EXHIBIT 21.1

REV GROUP, INC.

SUBSIDIARIES AND JURISDICATION OF INCORPORATION

Subsidiary	Jurisdiction of Incorporation

FFA Holdco, Inc.	Delaware

FFA Acquisitions Company, Inc.	Delaware

Ferrara Fire Apparatus Holdings, Inc.	Delaware

Ferrara Fire Apparatus, Inc.	Louisiana

REV RTC, Inc.	Delaware

REV Brazil Adaptocao Veicular LTDA	Brazil

E-One, Inc.	Delaware

Collins I Holdings Corp.	Delaware

Collins Industries, Inc.	Missouri

Collins Bus Corporation	Kansas

Collins Canada, Inc.	Canada

REV Ambulance Group Orlando, Inc.	Florida

Mobile Products, Inc.	Kansas

Capacity of Texas, Inc.	Texas

Horton Enterprises, Inc.	Indiana

Halcore Group, Inc.	Indiana

Champion Bus. Inc.	Delaware

General Coach America, Inc.	Delaware

Goshen Coach, Inc.	Indiana

ElDorado National (California) Inc.	California

ElDorado National (Kansas) Inc.	Kansas

REV Coach, LLC	Delaware

REV Recreation Group Funding, Inc.	Delaware

REV Recreation, Inc.	Delaware

Goldshield Fiberglass, Inc.	Delaware

REV Renegade Holdings Corp.	Delaware

REV Renegade, LLC	Delaware

REV Parts, LLC	Nevada

REV Financial Services, LLC	Delaware

REV Insurance Solutions, LLC	Delaware

KME Holdings LLC	Delaware

Subsidiary	Jurisdiction of Incorporation

KME RE Holdings, LLC	Delaware

Compressed Air Systems, Inc.	Pennsylvania

Revability, Inc.	Delaware

Kovatch Mobile Equipment Corp.	Pennsylvania

KME Global, LLC	Pennsylvania

Morita KME U.S., LLC	Pennsylvania

REV Asia Holdings, Pte Ltd	Singapore